EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Daniel J. Doyle

President/CEO

(559) 298-1775

CLOVIS COMMUNITY BANK DECLARES CASH DIVIDEND

CLOVIS, CALIFORNIA…February 22, 2002…The Board of Directors of Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Clovis Community Bank, has declared a special cash dividend of $0.10 per share on the Company’s common stock. The dividend is payable on March 31, 2002 to shareholders of record on March 5, 2002.

“Central Valley Community Bancorp is pleased to offer this dividend as yet another opportunity to increase shareholder value,” stated Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bancorp and Clovis Community Bank.

Central Valley Community Bancorp trades over-the-counter under the symbol CVCY. Clovis Community Bank, founded in 1979, and the sole subsidiary of Central Valley Community Bancorp, operates five full-service offices in Clovis, Fresno, and Prather, plus Real Estate Lending, SBA Lending, and Agribusiness Lending Departments in Clovis. Investment services are also provided by Investment Centers of America at the Bank’s main office in Clovis. Members of Central Valley Community Bancorp and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Elaine Bernard, David E. Cook, Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Clovis Community Bank can be found at www.clovisbank.com.

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Forward-looking Statements — All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations.  These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to, (1) significant increases in competitive pressure in the banking industry; (2) changes in the interest rate environment resulting in reduced margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;  (4) changes in the regulatory environment; (5) fluctuations in the real estate market; (6) changes in business conditions and inflation; and (7) changes in securities markets.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.